Pricing Supplement No. 9 Dated December 5, 1996
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)
                                                   Rule 424(b)(3)
                                               Registration Statement
                                                   No. 33-64237


                      U.S.$5,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Lehman Brothers Inc. has agreed to purchase the Notes at a price of 99.917% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              December 10, 1996

Principal Amount:        $100,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 4 basis points

Interest Reset Dates:    Quarterly on the 10th day of the months of March,
                         June, September and December, commencing March 10,
                         1997


Interest Payment Dates:  Quarterly on the 10th day of the months of March,
                         June, September and December, commencing March 10, 1997, and at Stated Maturity

Stated Maturity:         December 10, 1999

Reference Agent:         The Chase Manhattan Bank




                       LEHMAN BROTHERS INC.